Filed Pursuant to 424(b)(5)
Registration No. 333-224670

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
1.400% Notes due 2030	$1,500,000,000	99.626%	$1,494,390,000	$193,971.82

(1)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 4, 2018)

$1,500,000,000

ServiceNow, Inc.

1.400% Notes due 2030

ServiceNow, Inc. is offering $1,500,000,000 of its 1.400% notes due 2030 (the “notes”). The notes will bear interest at a rate of 1.400% per annum. We will pay interest semi-annually on the notes on March 1 and September 1 of each year, beginning on March 1, 2021. The notes will mature on September 1, 2030.

We may redeem some or all of the notes at any time at the redemption prices described under the heading “Description of Notes—Optional Redemption” in this prospectus supplement. Upon the occurrence of a “change of control repurchase event,” as defined under “Description of Notes—Purchase of Notes Upon a Change of Control Repurchase Event,” we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to, but not including, the date of repurchase.

The notes are our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding. There is no sinking fund for the notes. The notes are not, and are not expected to be, listed on any securities exchange.

Investing in the notes involves risks, including those described in the “Risk Factors” section beginning on page S-8 of this prospectus supplement and the section entitled “Risk Factors” beginning on page 38 of our Quarterly Report on Form 10-Q for the period ended June 30, 2020.

	Per Note	Total
Public Offering Price(1)	99.626%	$1,494,390,000
Underwriting Discount	0.650%	$9,750,000
Proceeds to the Company (before expenses)(1)	98.976%	$1,484,640,000

(1)	Plus accrued interest, if any, from August 11, 2020 if settlement occurs after that date.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes on or about August 11, 2020, which is the 3rd business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+3”), only in book-entry form through the facilities of The Depository Trust Company (“DTC”) for the accounts of its participants, including Euroclear Bank S.A./ N.V., as operator of the Euroclear System, and Clearstream Banking S.A.

Joint Book-Running Managers

Barclays	Citigroup	J.P. Morgan

Goldman Sachs & Co. LLC	Morgan Stanley	RBC Capital Markets	Wells Fargo Securities

Co-Managers

BNP PARIBAS	HSBC	Mizuho Securities	Siebert Williams Shank

The date of this prospectus supplement is August 6 , 2020.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

When used in this prospectus supplement, the terms “ServiceNow,” “we,” “us” and “our” refer to ServiceNow, Inc. and to its subsidiaries unless expressly stated or otherwise required by the context.

This document is in two parts. The first part is this prospectus supplement, which contains specific information about the terms of this offering. The second part is the accompanying prospectus, dated May 4, 2018, which provides more general information about us and securities we may offer from time to time, some of which may not apply to this offering of notes. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using a “shelf” registration process. In this prospectus supplement, we provide you with specific information about the notes that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our debt securities and other information you should know before investing. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Where You Can Find More Information” and “Incorporation of Documents By Reference” and any free writing prospectus we file with the SEC relating to this offering before investing in the notes.

This prospectus supplement and the accompanying prospectus may be used only for the purpose for which they have been prepared. We have not, and the underwriters have not, authorized any other person to provide you with information that is different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

ServiceNow, the ServiceNow logo, Now and other ServiceNow marks are trademarks and/or registered trademarks of ServiceNow, Inc. in the United States and/or other countries. This prospectus supplement also includes references to trademarks and service marks of other entities, and those trademarks and service marks are the property of their respective owners.

S-ii

SUMMARY

The following is a summary of the more detailed information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that may be important to you. You should read this prospectus supplement in its entirety, the accompanying prospectus and the documents incorporated herein and therein by reference, especially the information discussed under the heading “Risk Factors” herein and in the documents incorporated by reference, before investing in the notes.

ServiceNow, Inc.

ServiceNow’s purpose is to make the world of work, work better for people. We believe that people should work the way they want to, so we build applications that help automate existing processes and create efficient, digitized workflows. Our products and services enable the steps of a job to flow naturally across disparate departments, systems and processes of a business. When work flows naturally, great experiences follow. We make work flow utilizing our leading enterprise cloud computing services that manage and deliver digital workflows, simplifying the complexity of work across systems, functions and departments on a single enterprise cloud platform, called the Now Platform. Our product portfolio is currently focused on delivering better Information Technology (“IT”), Employee and Customer workflows in pre-packaged product offerings. We also enable our customers to use the Now Platform App Engine to design and build workflow applications that are purpose built for their own business.

Getting a job done in an enterprise (what we call a “workflow”) usually requires different people in various functions of an organization to work together. Often they rely on different technology systems and inefficient, manual processes. One example, to illustrate, is the new hire process. When a new employee is hired, he or she needs to be set up in the employer’s HR system of record and payroll, have a desk assigned, get a computer, get access to necessary internal systems, and perform other tasks. Successfully onboarding the new employee requires different departments of the business, utilizing different systems and databases, to coordinate and complete their specific tasks. Our digital workflow platform transforms the old, manual ways of completing these tasks. A new employee’s manager approves the new hire’s specifics in the HR systems; that approval triggers a notification to the facilities team so they can assign a desk to the new employee; that assignment triggers a notification to the IT group for computer and systems access configuration, etc. Each person acting in this workflow only needs to use the Now Platform. The digital management of this workflow is possible because our technology platform hides the complexity of working across multiple, siloed departments and systems of record to make work flow more seamlessly. This enables our customers to deliver their employees the experiences they want and their customers the service they expect. Our digital workflow management tools are applied across an enterprise and in complex and sophisticated workflows.

The Now Platform is the foundation of our IT, Employee and Customer workflow offerings. The Now Platform has one code base and one data model, which allows our applications and those developed by our customers to work seamlessly with each other. Any workflow used in an enterprise is a candidate for a Now Platform-based application. Our native mobile applications greatly assist in the roll-out of automated workflows to our customer’s employees. Third-party developers can also build applications on the Now Platform App Engine and can make them available for download at our ServiceNow Store.

We primarily deliver our software via the Internet as a service through a simple and easy-to-use interface so that we can rapidly deploy our packaged offerings, and customers can easily build their custom applications. In a minority of cases, customers choose to host our software by themselves or through a third-party service provider.

We market and sell our products and services to enterprises across industries, including government, financial services, healthcare, telecommunications, manufacturing, IT services, technology, oil and gas, education and consumer products. We sell our products through subscription services and primarily through direct sales. We also offer professional services, both directly and through partners, to help our customers deploy and utilize our products and platform.

Additional Information

We were incorporated as Glidesoft, Inc. in California in June 2004 and changed our name to Service-now.com in February 2006. In May 2012, we reincorporated in Delaware as ServiceNow, Inc. Our executive offices are located at 2225 Lawson Lane Santa Clara, California 95054, and our telephone number is (408) 501-8550. Our website address is www.servicenow.com. Information contained on, or accessible through, our website is not incorporated by reference into and does not constitute a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

The following is a brief summary of the terms and conditions of this offering. It does not contain all of the information that you need to consider in making your investment decision. To understand all of the terms and conditions of the offering of the notes, you should carefully read this prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference.

Issuer	ServiceNow, Inc., a Delaware corporation.

Notes Offered	$1,500,000,000 aggregate principal amount of our 1.400% notes due September 1, 2030.

Maturity Date	The notes will mature on September 1, 2030.

Interest Rate	The notes will bear interest at a rate of 1.400% per annum.

Interest Payment Dates	We will pay interest on the notes on March 1 and September 1 of each year, beginning on March 1, 2021.

Ranking	The notes will be senior unsecured obligations of ours and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding. The notes will be effectively subordinated in right of payment to any secured indebtedness of ours to the extent of the value of the assets securing such indebtedness. The notes will also be structurally subordinated in right of payment to all liabilities of our subsidiaries. As of June 30, 2020, ServiceNow’s subsidiaries had no outstanding liabilities, excluding accounts payables or trade payables, inter-company liabilities, deferred revenue, other accrued liabilities arising in the ordinary course of business and liabilities of a type not required to be reflected on a balance sheet in accordance with GAAP.

Optional Redemption	We may, at our option, redeem the notes, in whole or in part, at any time or from time to time at the redemption prices determined as set forth under the heading “Description of Notes—Optional Redemption.”

Change of Control Repurchase Event	Upon the occurrence of a “change of control repurchase event,” as defined under “Description of Notes—Purchase of Notes Upon a Change of Control Repurchase Event,” each holder will have the right to require us to repurchase all or any part of that holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Certain Covenants	The indenture governing the notes contains covenants limiting our ability and the ability of our restricted subsidiaries (as defined therein) to:

•	create certain liens; and

•	enter into certain sale and leaseback transactions.

However, each of these covenants is subject to a number of significant qualifications and exceptions. You should read “Description of Notes—Certain Covenants” in this prospectus supplement and the indenture for a description of these covenants. Exceptions to these covenants will allow us and our subsidiaries to incur liens with respect to material assets owned by us and to enter into material sale and leaseback transactions.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $1.481 billion, after deducting the underwriting discount and the estimated offering expenses payable by us.

We expect to use the net proceeds from the offering of the notes (1) to repurchase for cash up to $500 million aggregate principal amount of our outstanding 2022 convertible notes (the “2022 convertible notes”), and (2) for working capital and other general corporate purposes. As of June 30, 2020, the remaining aggregate principal amount of our 2022 convertible notes outstanding was $764.778 million. Based on early conversions received through July 30, 2020, we expect to settle in cash an aggregate amount of approximately $23 million in principal of the 2022 convertible notes during the third quarter of 2020.

Pending the application of the net proceeds as described above, we expect to invest the net proceeds in short-term, interest-bearing instruments or other investment-grade securities. See “Use of Proceeds.”

Denominations	The notes will be issued in minimum denominations of $2,000 and multiples of $1,000 in excess thereof.

Form of Notes	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of DTC. Investors may elect to hold the interests in the global notes through any of DTC, Euroclear Bank S.A./N.V., as operator of the Euroclear System, or Clearstream Banking, S.A., as described under “Description of Notes—Book-Entry; Delivery and Form; Global Notes” and “Description of Notes—Euroclear and Clearstream, Luxembourg” in this prospectus supplement.

Further Issuances

We may, without the consent of existing holders, increase the principal amount of the notes by issuing more notes in the future, on the same terms and conditions (except for the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes), and with the same CUSIP number (unless the additional notes of a series are not fungible for U.S. federal income tax purposes with such series, in which case the additional notes will have a separate CUSIP number), in each case, as the notes being offered by this prospectus supplement. We do not plan to inform the existing holders if we re-open this series of notes to issue and sell additional notes of this series in the future. Additional notes issued in this manner will be consolidated with and will form a single series with the notes being offered hereby.

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the specific factors set forth under the heading “Risk Factors” beginning on page S-8 of this prospectus supplement, as well as information under the heading “Risk Factors” and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before investing in any of the notes offered hereby.

Governing Law	The indenture will provide that New York law will govern any action regarding the notes brought pursuant to the indenture.

Trustee	Wells Fargo Bank, National Association.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables set forth our summary consolidated statements of comprehensive income (loss) data for the years ended December 31, 2019, 2018 and 2017 and the six months ended June 30, 2020 and 2019 and our summary consolidated balance sheet data as of December 31, 2019 and 2018 and June 30, 2020. The summary consolidated statements of comprehensive income (loss) data for each of the years ended December 31, 2019, 2018 and 2017 and the summary consolidated balance sheet data as of December 31, 2019 and 2018 presented below were derived from our audited consolidated financial statements. The consolidated statements of comprehensive income (loss) data for the six months ended June 30, 2020 and 2019 and the consolidated balance sheet data as of June 30, 2020 presented below have been derived from our unaudited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, that in the opinion of management are necessary for a fair statement of results for the interim periods presented. Our historical results are not necessarily indicative of the results to be expected for the full year ending December 31, 2020 or any future periods. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, both of which are incorporated herein by reference.

	Six Months Ended June 30,		Years Ended December 31,
	2020	2019	2019	2018	2017
	(in thousands—except per share data)
Consolidated Statements of Comprehensive Income (Loss) Data:
Total revenues	$2,117,182	$1,622,830	$3,460,437	$2,608,816	$1,918,494
Net income (loss)(1)	$88,997	$(12,624)	$626,698	$(26,704)	$(116,846)
Net income (loss) per share—basic(1)	$0.47	$(0.07)	$3.36	$(0.15)	$(0.68)
Net income (loss) per share—diluted(1)	$0.44	$(0.07)	$3.18	$(0.15)	$(0.68)
Weighted-average shares used to compute net income (loss) per share—basic	190,731	184,419	186,466	177,846	171,176
Weighted-average shares used to compute net income (loss) per share—diluted	200,843	184,419	197,223	177,846	171,176

(1)

The amounts for the year ended December 31, 2019 reflect the impact of an income tax benefit of $574.2 million from the release of the valuation allowance on the Irish deferred tax assets. These Irish deferred tax assets were created primarily as a result of the difference between the tax basis in our Irish subsidiary and the cost reported in our consolidated financial statements resulting from the transfer of intangible assets to the Irish subsidiary as part of our foreign restructuring in 2018.

	As of June 30,	As of December 31,
	2020	2019	2018
	(in thousands)
Consolidated Balance Sheet Data:
Total assets(1)	$6,521,309	$6,022,430	$3,879,140
Deferred revenue, current and non-current portion	$2,282,118	$2,225,792	$1,690,191
Convertible senior notes, net, non-current portion	$696,123	$694,981	$661,707

(1)

In February 2016, the Financial Accounting Standards Board issued Accounting Standards Update 2016-02, “Leases (Topic 842),” which requires lessees to generally recognize on the balance sheet operating and financing lease liabilities and corresponding right-of-use assets, and to recognize on the income statement the expenses in a manner similar to prior practice. We adopted Topic 842 using the modified retrospective method as of January 1, 2019 and elected the transition option that allows us not to restate the comparative periods in our financial statements in the year of adoption. We also elected the package of transition expedients available for expired or existing contracts, which allowed us to carryforward our historical assessment of (1) whether contracts are or contain leases, (2) lease classification and (3) initial direct costs. The amounts as of June 30, 2020 and December 31, 2019 reflect the impact of the adoption of Topic 842. The amounts as of December 31, 2018 do not reflect the adoption of Topic 842.

RISK FACTORS

Investing in the notes involves a high degree of risk. You should carefully consider the specific risk factors set forth below and in “Item 1A—Risk Factors” of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, as well as the other information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the notes. The risks and uncertainties described below and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business operations, results of operations, financial condition or prospects. If any such risks actually occur, our business, financial condition and results of operations would suffer. In that event, you may lose all or part of your investment.

The extent to which the ongoing COVID-19 pandemic, including the resulting global economic uncertainty, and measures taken in response to the pandemic will continue to impact our business and future results of operations and financial condition will depend on future developments, which are highly uncertain and difficult to predict.

The COVID-19 pandemic has disrupted the flow of the economy and put unprecedented strains on governments, health care systems, educational institutions, businesses and individuals around the world. The impact on the global population and the duration of the COVID-19 pandemic is difficult to assess or predict. It is even more difficult to predict the impact on the global economic market, which will be highly dependent upon the actions of governments, businesses and other enterprises in response to the pandemic and the effectiveness of those actions. The pandemic has already caused, and is likely to result in further, significant disruption of global financial markets and economic uncertainty. A recession, depression or other sustained adverse market events resulting from the spread of the COVID-19 pandemic could materially and adversely affect our business and the value of our common stock.

Some customers or potential customers, particularly in industries most impacted by the COVID-19 pandemic including transportation, hospitality, retail and energy, have reduced their IT spending or delayed their digital transformation initiatives and if more customers or potential customers similarly do so, our business could be materially and adversely impacted. If we experience an increase in curtailed customer demand, reduced customer spend or contract duration, delayed collections, lengthened payment terms, lengthened sales cycles or competition due to changes in terms and conditions and pricing of our competitors’ products and services, our business, results of operations and overall financial performance in future periods could be materially and adversely impacted.

In response to the COVID-19 pandemic, we have temporarily closed most of our offices (including our headquarters) around the world, encouraged our employees to work remotely, implemented travel restrictions for all non-essential business, and shifted certain of our customer, industry, analyst, investor, and employee events to virtual-only experiences and we may deem it advisable to similarly alter, postpone or cancel entirely additional events in the future. For example, we canceled our in-person, annual Knowledge conference and replaced it with a digital event experience and postponed our Financial Analyst Day. Certain costs incurred in preparation for these events could not be recovered. Additionally, our efforts to re-open our offices safely may not be successful, could expose our personnel to health risks and could involve additional costs. The COVID-19 pandemic may have a long-term effect on the nature of our office environment and remote working, which may present operational challenges that may adversely affect our business.

The COVID-19 pandemic has impacted our business, and, as a result, in our Q1 2020 earnings we revised our external guidance to investors as to our expectations of our financial performance for the full year 2020 to account for impacts that have occurred and further expected impacts. If the COVID-19 pandemic continues or worsens, especially in regions in which we have material operations or sales, our business activities originating from affected areas, including sales-related activities, could be adversely affected. Disruptive activities could include continued business closures in impacted areas, further or continued restrictions on our employees’ and other service providers’ ability to travel, impacts to productivity if our employees or their family members experience health issues, and potential delays in hiring and onboarding of new employees mainly in our general and administrative functions. The COVID-19 pandemic could also impact our data center operations, including potential disruptions to the supply chain of hardware needed to maintain these third-party systems, and primary vendors we rely on for products and services that allow our employees to work remotely. Additionally. in the event that internal performance metrics under our short-term and long-term incentive programs are not met due to negative economic conditions arising from the COVID-19 pandemic, these programs may not pay competitively and we may face greater challenges in retaining key employees. Further, we may experience increased cyberattacks and security challenges as our global employee base and vendors and other third parties work remotely on less secure systems.

The extent and continued impact of the COVID-19 pandemic on our business will depend on certain developments including the duration and spread of the outbreak; government responses to the COVID-19 pandemic, including the effectiveness, extent and duration of efforts to limit the spread and impact of the disease, such as “shelter in place” and similar government directives; impact on our customers, sales cycles and ability to generate new business; impact on our customer, industry or employee events; extent of delays in hiring and onboarding new employees; and effect on our partners, vendors and supply chains, all of which are highly uncertain and cannot be predicted. While our revenues, billings and earnings are relatively predictable as a result of our subscription-based business model, the effect of the COVID-19 pandemic may not be fully reflected in our results of operations and overall financial performance until future periods, if at all, and could cause our future results of operations to vary significantly from period to period. In addition the global macroeconomic effects of the COVID-19 pandemic and related impacts to our customers and their demand for our products and services may persist for an indefinite period, even after the COVID-19 pandemic has subsided.

In addition, we have seen significant volatility in the global markets, as well as significant interest rate and foreign currency volatility. As a result, the trading prices for our common stock and other S&P 500 and technology companies have been highly volatile, and such volatility may continue for the duration of and possibly beyond the COVID-19 pandemic. The effects of the COVID-19 pandemic also may heighten many of the other risks described in this “Risk Factors” section and the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

Risks Related to the Notes

The notes and the indenture governing the notes do not restrict the amount of additional unsecured debt that we may incur.

The notes and indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that we may incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a potential decline in the market value of your notes and a risk that the credit rating of the notes is lowered or withdrawn.

The notes are obligations exclusively of ServiceNow, Inc. and not of our subsidiaries, and payment to holders of the notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The notes are not guaranteed by any of our subsidiaries and therefore the notes will be structurally subordinated to any secured and unsecured indebtedness and other liabilities of our subsidiaries. The notes will be structurally subordinated to our subsidiaries’ obligations with respect to that indebtedness, and our guarantee of that indebtedness will rank equal in right of payment with the notes. In addition, our obligations under the notes will be structurally subordinated to guarantees by our subsidiaries of our indebtedness. A significant portion of our operations is conducted through our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, and in certain jurisdictions may not be permitted, to make payments on the notes or to make funds available to us for that purpose, whether by dividends, loans, distributions or other payments. As of June 30, 2020, our subsidiaries had no outstanding liabilities, excluding accounts payables or trade payables, inter-company liabilities, deferred revenue, other accrued liabilities arising in the ordinary course of business and liabilities of a type not required to be reflected on a balance sheet in accordance with GAAP; however, the terms of the notes and the indenture governing the notes do not preclude our subsidiaries from incurring debt or other liabilities or providing guarantees that will be structurally senior to the notes.

The notes are our unsecured obligations and will be effectively junior to secured indebtedness that we may incur or issue.

The notes will be unsecured obligations. Holders of any secured debt that we may incur or issue may foreclose on the assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the notes. Holders of our secured debt also would have priority over unsecured creditors in the event of our bankruptcy, liquidation or similar proceeding. In the event of our bankruptcy, liquidation or similar proceeding, holders of our secured debt would be entitled to proceed against their collateral, and the assets securing that collateral may not be available for payment of unsecured debt, including the notes. As a result, the notes will be effectively junior to any secured debt that we may incur or issue, to the extent of the value of the assets securing such debt.

We may not be able to repurchase the notes upon a change of control repurchase event.

Upon the occurrence of a “change of control repurchase event,” as defined under “Description of Notes—Purchase of Notes Upon a Change of Control Repurchase Event,” each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to but not including the date of repurchase. If we experience a change of control repurchase event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture and could cause a cross-default on other indebtedness that we may have.

You may not be able to determine when a change of control repurchase event has occurred.

As described under “Description of Notes—Purchase of Notes Upon a Change of Control Repurchase Event,” the definition of “change of control,” which is a condition precedent to a change of control repurchase event, includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our assets and those of our subsidiaries, taken as a whole. There is no precisely established definition of the phrase “all or substantially all” under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain.

The terms of the indenture governing the notes and the notes provide only limited protection against significant corporate events that could adversely impact your investment in the notes.

As described under “Description of Notes—Purchase of Notes Upon a Change of Control Repurchase Event,” upon the occurrence of a change of control repurchase event, holders are entitled to require us to repurchase their notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to but not including the date of repurchase. However, the definition of the term “change of control repurchase event” is limited and does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively impact the value of your notes. As such, if we were to enter into a significant corporate transaction that would negatively impact the value of the notes, but which would not constitute a change of control repurchase event, you would not have any rights to require us to repurchase the notes prior to their maturity.

Our debt service obligations, including the notes being offered pursuant to this prospectus supplement and the accompanying prospectus, may adversely affect our financial condition and cash flows from operations.

As our 2022 convertible notes mature and the notes offered hereby mature, we will have to expend significant resources to either repay or refinance these notes. If we decide to refinance the notes, we may be required to do so on different or less favorable terms or we may be unable to refinance the notes at all, both of which may adversely affect our financial condition.

Maintenance of our indebtedness, contractual restrictions, and additional issuances of indebtedness could:

•	cause us to dedicate a substantial portion of our cash flows from operations towards debt service obligations and principal repayments;

•	increase our vulnerability to adverse changes in general economic, industry and competitive conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry;

•	impair our ability to obtain future financing for working capital, capital expenditures, acquisitions, general corporate or other purposes; and

•

due to limitations within the debt instruments, restrict our ability to grant liens on property, enter into certain mergers, dispose of all or substantially all of the assets of us and our subsidiaries, taken as a whole, materially change our business or incur subsidiary indebtedness, subject to customary exceptions.

We will be required to comply with the covenants set forth in the indenture governing the notes. Our ability to comply with these covenants may be affected by events beyond our control. If we breach any of the covenants and do not obtain a waiver from the note holders or lenders, then, subject to applicable cure periods, any outstanding indebtedness may be declared immediately due and payable. In addition, changes by any rating agency to our credit rating may negatively impact the value and liquidity of our securities. Downgrades in our credit ratings could restrict our ability to obtain additional financing in the future and could affect the terms of any such financing.

The provisions of the notes will not necessarily protect holders of the notes in the event of a highly leveraged transaction.

The terms of the notes and the indenture governing the notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect holders of the notes, including a reorganization, recapitalization, restructuring, merger or other similar transaction involving us. As a result, we could enter into such a transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the notes. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the credit ratings of the notes, or, even if they do, may not necessarily constitute a change of control repurchase event that affords you the protections described in this prospectus supplement. If any such transaction should occur, the value of the notes may decline.

Our credit ratings may not reflect all of the risks of an investment in the notes.

Our credit ratings are an independent assessment of our ability to pay debt obligations as they become due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Our credit ratings, however, may not reflect the potential impact that risks related to structural, market or other factors discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may have on the value of your notes.

The trading price for the notes will be directly affected by many factors, including our credit rating, the condition of the financial and credit markets and prevailing interest rates.

Credit rating agencies continually revise their ratings for companies they follow, including us. Any ratings downgrade could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, and any such fluctuation may impact the trading price of the notes. In general, other things being equal, an increase in prevailing interest rates will adversely affect the trading price of the notes.

Our business operations may not generate the cash needed to service and repay the notes.

Our ability to make payments on the notes will depend on our ability to generate cash in the future, which, in turn, is subject to a variety of risks and uncertainties, many of which are beyond our control. At maturity, the entire outstanding principal amount of the notes will become due and payable by us. We may not have sufficient funds to pay the principal of, or the premium (if any) or interest on, the notes. If we do not have sufficient funds on hand or available through borrowing facilities or through cash generated from our operations, we will need to seek additional financing. Additional financing may not be available to us in the amounts necessary on terms that are satisfactory to us or at all.

An active trading market may not develop for the notes, which could limit their market price or your ability to sell the notes.

The notes constitute a new issue of debt securities for which there currently is no trading market. As a result, we cannot provide any assurances that any market will develop for the notes or that you will be able to sell your notes. We do not intend to list the notes on any national securities exchange or any automated quotation system. If any of the notes are traded after their initial issuance, they may trade at a discount to their initial offering price depending on prevailing interest rates, the markets for similar securities, general economic conditions, our financial condition, performance and prospects and other factors. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so, and may discontinue any market-making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price of the notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time.

The indenture governing the notes contains limited covenants and does not limit certain activities that could adversely affect our ability to satisfy our obligations under the notes.

The indenture governing the notes contains limited covenants that may not protect your investment in the notes. For instance, the notes and the indenture governing the notes do not restrict our ability to, among other things, repurchase our common stock, make investments or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes. The ability of us and our subsidiaries to use funds for numerous purposes may limit the funds available to us to satisfy our obligations under the notes. Furthermore, the indenture governing the notes contains only limited protections in the event of a change of control repurchase event as described in this prospectus supplement. The indenture governing the notes also does not require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations.

Optional redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes prior to maturity. We may redeem these notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon a redemption in a comparable security at an effective interest rate as high as that of the notes.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference contain forward-looking statements regarding future events and our future results that are based on our current expectations, estimates, forecasts and projections about our business, our results of operations, the industry in which we operate and the beliefs and assumptions of our management. These statements are often identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” or “continue,” and similar expressions or variations. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by the forward-looking statements. Investors are cautioned that forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.

Factors that could cause or contribute to such differences include, but are not limited to, impacts on our business, future financial performance and general economic conditions due to the current COVID-19 pandemic, those discussed in this prospectus supplement, the accompanying prospectus and in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and elsewhere therein, and in other reports we file with the SEC. The occurrence of any of these risks and uncertainties may cause our actual results to differ materially from those anticipated in our forward-looking statements, which could have a material adverse effect on our business, future financial performance and general economic conditions.

These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus.

All forward-looking statements included in this prospectus supplement and the accompanying prospectus are based on information available to us as of the date of such document. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.

All forward-looking statements are further qualified by and should be read in conjunction with the risks described or referred to under the heading “Risk Factors” beginning on page S-8 of this prospectus supplement and contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, and subsequent periodic filings with the SEC incorporated herein by reference.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $1.481 billion, after deducting the underwriting discount and the estimated offering expenses payable by us.

We expect to use the net proceeds from the offering of the notes (1) to repurchase for cash up to $500 million aggregate principal amount of our outstanding 2022 convertible notes, and (2) for working capital and other general corporate purposes. As of June 30, 2020, the remaining aggregate principal amount of our 2022 convertible notes outstanding was $764.778 million. Based on early conversions received through July 30, 2020, we expect to settle in cash an aggregate amount of approximately $23 million in principal of the 2022 convertible notes during the third quarter of 2020.

Pending the application of the net proceeds as described above, we expect to invest the net proceeds in short-term, interest-bearing instruments or other investment-grade securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, short-term investments, long-term investments and capitalization as of June 30, 2020:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the receipt of the estimated $1.481 billion of net proceeds from the sale of the notes in this offering, after deducting the underwriting discount and estimated offering expenses payable by us.

You should read this table together with our financial statements and notes thereto and other financial and operating data included elsewhere in this prospectus supplement or in the accompanying prospectus or incorporated by reference into this prospectus supplement or the accompanying prospectus.

	As of June 30, 2020
	Actual	As Adjusted(3)
	(In thousands, except par value)
Cash and cash equivalents	$837,309	$2,318,464
Short-term investments	1,505,362	1,505,362
Long-term investments	776,807	776,807

Total cash and cash equivalents and short- and long-term investments(1)	$3,119,478	$4,600,633

Debt:
0% convertible senior notes due 2022(2)	764,778	764,778
1.400% notes due 2030 offered hereby	—	1,481,155

Total debt, current and long term(2)	$764,778	$2,245,933

Stockholders’ equity:
Preferred stock, $0.001 par value: 10,000 shares authorized, no shares issued or outstanding, actual and as adjusted	$—	$—
Common stock, $0.001 par value: 600,000 shares authorized and 191,801 shares issued and outstanding	191	191
Additional paid-in capital	2,712,090	2,712,090
Accumulated other comprehensive loss	29,772	29,772
Accumulated deficit	(263,247)	(263,247)

Total stockholders’ equity	2,478,806	2,478,806

Total capitalization	$3,243,584	$4,724,739

(1)

Consists primarily of money market funds, certificates of deposit, corporate notes and bonds, government and agency securities and other debt securities with a minimum rating of BBB by S&P (as defined herein), Baa2 by Moody’s (as defined herein), or BBB by Fitch Ratings.

(2)

In accordance with ASC 470-20, a convertible debt instrument (such as the 2022 convertible notes) that may be wholly or partially settled in cash is required to be separated into liability and equity components, such that non-cash interest expense reflects our non-convertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component accretes up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for the 2022 convertible notes is the aggregate principal amount of the 2022 convertible notes without reflecting the debt discount or fees and expenses that we are required to recognize.
(3)	Does not reflect any repurchase of the 2022 convertible notes expected with a portion of the net proceeds of the sale of the notes offered hereby. See “Use of Proceeds.”

DESCRIPTION OF NOTES

We have summarized below some of the most material terms of the notes and the indenture and the supplemental indenture governing the notes. This summary is not complete. The following description of the particular terms of the notes sets forth the description of the debt securities that may be offered under the accompanying prospectus. We urge you to read the indenture and the supplemental indenture because they, and not this description, define your rights as holders of these notes.

The notes will be issued under an indenture, between ServiceNow and Wells Fargo Bank, National Association, as trustee (the “trustee”), as supplemented by a supplemental indenture to be entered into concurrently with the delivery of the notes (as so supplemented, the “indenture”). The following summary of provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms and provisions made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). This summary may not contain all information that you may find useful. Capitalized terms used and not defined in this summary have the meanings specified in the indenture. References to “ServiceNow” in this section of this prospectus supplement are only to ServiceNow, Inc. and not to any of its subsidiaries.

General

The notes will have the following basic terms:

•	the notes will be senior unsecured obligations of ServiceNow and will rank equally with all other senior unsecured and unsubordinated debt obligations of ServiceNow from time to time outstanding;

•	the notes will be effectively subordinated in right of payment to any secured indebtedness of ServiceNow to the extent of the value of the assets securing such indebtedness;

•	the notes will be senior in right of payment to any existing and future indebtedness of ServiceNow that is subordinated to the notes;

•

the notes will be structurally subordinated to all liabilities of ServiceNow’s subsidiaries. As of June 30, 2020, ServiceNow’s subsidiaries had no outstanding liabilities, excluding accounts payables or trade payables, inter-company liabilities, deferred revenue, other accrued liabilities arising in the ordinary course of business and liabilities of a type not required to be reflected on a balance sheet in accordance with GAAP;

•	the notes initially will be limited to $1,500,000,000 aggregate principal amount (subject to the rights of ServiceNow to issue additional notes as described under “—Further Issuances” below);

•	the notes will accrue interest at a rate of 1.400% per year;

•	the notes will mature on September 1, 2030 unless redeemed or repurchased prior to that date;

•

interest will accrue on the notes from the most recent interest payment date to or for which interest has been paid or duly provided for (or if no interest has been paid or duly provided for, from the issue date of the notes), payable semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2021;

•	ServiceNow may redeem the notes prior to maturity, in whole or in part, as described under “—Optional Redemption” below;

•

ServiceNow may be required to repurchase the notes in whole or in part at your option in connection with the occurrence of a “change of control repurchase event” as described under “—Purchase of Notes Upon a Change of Control Repurchase Event” below;

•	the notes will be issued in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•

the notes will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company (“DTC”), but in certain limited circumstances may be represented by notes in definitive form (see “—Book-Entry; Delivery and Form; Global Notes” below); and

•	the notes will be exchangeable and transferable at the office or agency of ServiceNow maintained for such purposes (which initially will be the corporate trust office of the trustee).

Interest on the notes will be paid to the person in whose name that note is registered at the close of business on February 15 or August 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be due on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” when used with respect to any note, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York (or such other place of payment as may be subsequently specified by ServiceNow) are authorized or obligated by law or executive order to close.

ServiceNow does not intend to list the notes on any securities exchange or include the notes in any automated quotation system.

The notes will not be subject to any sinking fund.

ServiceNow may, subject to compliance with applicable law, at any time purchase notes in the open market or otherwise.

The indenture does not contain any provisions that would limit ServiceNow’s ability to incur additional unsecured indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency maintained by ServiceNow for such purpose (which initially will be the corporate trust office of the trustee). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If the notes are no longer represented by a global note, payment of interest on certificated notes in definitive form may, at the option of ServiceNow, be made by (i) check mailed directly to holders at their registered addresses or (ii) upon request of any holder of at least $2,000,000 principal amount of notes, wire transfer to an account located in the United States maintained by the payee. See “—Book-Entry; Delivery and Form; Global Notes” below.

A holder may transfer or exchange any certificated notes in definitive form at the same location set forth in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes, but ServiceNow may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. ServiceNow is not required to transfer or exchange any note selected for redemption during a period of 15 days before mailing of a notice of redemption of notes to be redeemed.

The registered holder of a note will be treated as the owner of that note for all purposes.

Subject to all applicable escheatment laws, all amounts of principal of and premium, if any, and interest on the notes paid by ServiceNow that remain unclaimed two years after such payment was due and payable will be repaid to ServiceNow, and the holders of such notes will thereafter look solely to ServiceNow for payment and all liability of the trustee shall thereupon cease.

Ranking

The notes will be senior unsecured obligations of ServiceNow and will rank equally in right of payment with all other senior unsecured and unsubordinated obligations of ServiceNow from time to time outstanding.

The notes will effectively rank junior to any secured indebtedness of ServiceNow to the extent of the assets securing such indebtedness, and to all liabilities of its subsidiaries. As of June 30, 2020, ServiceNow did not have any outstanding secured indebtedness. ServiceNow derives a portion of its operating income and cash flow from its subsidiaries. Therefore, ServiceNow’s ability to make payments when due to the holders of the notes is, in part, dependent upon the receipt of sufficient funds from its subsidiaries. As of June 30, 2020, ServiceNow’s subsidiaries had no outstanding liabilities, excluding accounts payables or trade payables, inter-company liabilities, deferred revenue, other accrued liabilities arising in the ordinary course of business and liabilities of a type not required to be reflected on a balance sheet in accordance with GAAP. After giving effect to this offering, but not to any repurchase of the 2022 convertible notes expected with a portion of the net proceeds of the sale of the notes offered hereby, ServiceNow would have had approximately $2,245.9 million of indebtedness outstanding as of June 30, 2020. This amount includes approximately $764.8 million principal amount of ServiceNow’s 0% convertible senior notes due 2022.

Claims of creditors of ServiceNow’s subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of ServiceNow’s creditors, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of ServiceNow’s subsidiaries.

Optional Redemption

The notes may be redeemed by ServiceNow at its option at any time or from time to time prior to June 1, 2030 (three months prior to maturity), either in whole or in part, at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments, plus in each case, accrued and unpaid interest thereon to, but excluding, the redemption date, subject to the rights of holders of the notes on the relevant record date to receive interest due on the relevant interest payment date. If the notes are redeemed on or after June 1, 2030 (three months prior to maturity), the redemption price will equal 100% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

In determining the present values of the Remaining Scheduled Payments, ServiceNow will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 15 basis points.

The following terms are relevant to the determination of the redemption price.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the period from the redemption date to June 1, 2030 (three months prior to maturity) (the “remaining term”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the arithmetic average of the applicable Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, (2) if ServiceNow obtains fewer than four applicable Reference Treasury Dealer Quotations, the arithmetic average of all applicable Reference Treasury Dealer Quotations for such redemption date or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers, or their respective successors, as may be appointed from time to time by ServiceNow; provided, however, that if the foregoing ceases to be a primary U.S. Government securities dealer in the United States (a “primary treasury dealer”), ServiceNow will substitute another primary treasury dealer.

“Reference Treasury Dealer” means each of Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, and each of their respective successors and any other primary treasury dealers selected by ServiceNow.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by ServiceNow, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to ServiceNow by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption (assuming that such notes matured on June 1, 2030 (three months prior to maturity)); provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the applicable Comparable Treasury Issue. In determining this rate, ServiceNow will assume a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

If less than all of the notes are to be redeemed or purchased at any time, the trustee shall select the notes or portions thereof to be redeemed or purchased, in the case of global notes, by lot based on the applicable procedures of DTC or, in the case of certificated notes, on a pro rata basis, by lot or such other selection as the trustee deems fair and appropriate. No notes of less than $2,000 may be redeemed or repurchased in part. Notes in denominations larger than $2,000 may be redeemed or purchased in part, but only in integral multiples of $1,000 in excess thereof, unless all of the notes held by a holder are to be redeemed or purchased.

Notice of any redemption will be delivered at least 15 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. At ServiceNow’s request, the trustee shall give the notice of redemption on behalf of ServiceNow and at the Company’s expense; provided, however, that the Company shall have delivered to the trustee, at least five business days prior to the date on which the notice of redemption will be sent (or such shorter period as is acceptable to the trustee), an officers’ certificate requesting that the trustee give such notice and setting forth the information to be stated in the notice as provided in the indenture.

Unless ServiceNow defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes, or portions thereof, called for redemption.

Purchase of Notes Upon a Change of Control Repurchase Event

If a change of control repurchase event occurs, unless ServiceNow has exercised its right to redeem the notes as described above, each holder of the notes will have the right to require ServiceNow to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but excluding, the date of repurchase. Within 30 days following any change of control repurchase event or, at the option of ServiceNow, prior to any change of control, but after the public announcement of the change of control or event that may constitute the change of control, ServiceNow will deliver a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and ServiceNow’s obligation to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered (a “change of control notice”). The notice shall, if delivered prior to the date of consummation of the change of control, state that ServiceNow’s obligation to repurchase the notes is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. ServiceNow will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes, ServiceNow will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control repurchase event provisions of the notes by virtue of such conflict.

On the repurchase date following a change of control repurchase event, ServiceNow will, to the extent lawful:

(1)	accept for payment all the notes or portions of the notes properly tendered pursuant to its change of control notice;

(2)

no later than 10:00 a.m., New York City time, deposit with the paying agent an amount equal to the aggregate repurchase price in respect of all the notes or portions of the notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being repurchased by ServiceNow.

The paying agent will promptly deliver to each holder of notes properly tendered the repurchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.

ServiceNow will not be required to repurchase the notes upon a change of control repurchase event if a third party agrees to repurchase the notes in the manner, at the times and otherwise in compliance with the requirements for ServiceNow under the indenture for the notes and such third party repurchases all notes properly tendered and not withdrawn by the holders.

The change of control repurchase event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of ServiceNow and, thus, the removal of incumbent management. The change of control repurchase event feature is a result of negotiations between ServiceNow and the underwriters. ServiceNow has no present intention to engage in a transaction involving a change of control, although it is possible that ServiceNow could decide to do so in the future. Subject to the limitations discussed below, ServiceNow could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure of ServiceNow or credit ratings of the notes. Restrictions on the ability of ServiceNow to incur liens and enter into sale and leaseback transactions are contained in the covenants as described under “—Certain Covenants—Limitation on Liens” and “—Certain Covenants—Limitation on Sale and Leaseback Transactions.” Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a change of control repurchase event, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

The phrase “all or substantially all,” as used with respect to the assets of ServiceNow and its subsidiaries in the definition of “change of control,” is subject to interpretation under applicable law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” the assets of ServiceNow and its subsidiaries has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear.

ServiceNow may not have sufficient funds to repurchase all the notes upon a change of control repurchase event. In addition, even if it has sufficient funds, ServiceNow may be prohibited from repurchasing the notes under the terms of its future debt instruments. See “Risk Factors—Risks Related to the Notes—We may not be able to repurchase the notes upon a change of control repurchase event.”

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“change of control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of ServiceNow and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to ServiceNow or one of its subsidiaries; (2) the adoption of a plan by ServiceNow’s board of directors relating to ServiceNow’s liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the beneficial owner, directly or indirectly, of more than 50% of the aggregate of the total voting power of the voting stock of ServiceNow or other voting stock into which ServiceNow’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; or (4) ServiceNow consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, ServiceNow, in any such event pursuant to a transaction in which any of the outstanding voting stock of ServiceNow or the outstanding voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of ServiceNow’s voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of any surviving person immediately after giving effect to such transaction.

Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (a) ServiceNow becomes a direct or indirect wholly owned subsidiary of a holding company and (b) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of ServiceNow’s voting stock immediately prior to that transaction.

“change of control repurchase event” means the occurrence of both a change of control and a ratings event.

“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); or, if applicable, the equivalent investment grade credit rating from any substitute rating agency.

“Moody’s” means Moody’s Investors Service, Inc.

“rating agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the control of ServiceNow, a substitute rating agency.

“rating category” means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another rating agency. In determining whether the rating of the notes has decreased by one or more gradations, gradations within rating categories (+ and – for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another rating agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB– to B+, will constitute a decrease of one gradation).

“ratings event” means the rating on the notes is lowered by each of the rating agencies, and such notes are rated below investment grade by each of the rating agencies on any day during the period (the “trigger period”) commencing on the earlier of (a) the first public notice of the occurrence of a change of control or (b) the public announcement by ServiceNow of its intention to effect a change of control, and ending 60 days following consummation of such change of control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible rating downgrade by either of the rating agencies on such 60th day, such extension to last with respect to each such rating agency until the date on which such rating agency considering such possible downgrade either (x) rates the notes below investment grade or (y) publicly announces that it is no longer considering the notes for possible downgrade, provided that no such extension will occur if on such 60th day the notes are rated investment grade by at least one of such rating agencies in question and are not subject to review for possible downgrade by such rating agency). If either rating agency is not providing a rating of the notes on any day during the trigger period for any reason, the rating of such rating agency shall be deemed to have ceased to be rated investment grade during the trigger period.

“S&P” means Standard & Poor’s Global Ratings, a division of The McGraw-Hill Companies, Inc.

“substitute rating agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of ServiceNow’s board of directors or a committee thereof) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Further Issuances

ServiceNow may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes having the same terms as, and ranking equally and ratably with, the notes in all respects (except for the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes). Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise, as the notes and will vote together as one class on all matters with respect to the notes, as the case may be; provided that if the additional notes are not fungible with the outstanding notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

Certain Covenants

Except as set forth below, neither ServiceNow nor any of its subsidiaries will be restricted by the indenture from:

•	incurring any indebtedness or other obligation,

•	paying dividends or making distributions on the capital stock of ServiceNow or of such subsidiaries, or

•	purchasing or redeeming capital stock of ServiceNow or such subsidiaries.

In addition, ServiceNow will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of the notes upon a change of control or other events involving ServiceNow or any of its subsidiaries which may adversely affect the creditworthiness of the notes, except to the limited extent provided under “—Purchase of Notes Upon a Change of Control Repurchase Event.” Among other things, the indenture will not contain covenants designed to afford holders of the notes any protections in the event of a highly leveraged or other transaction involving ServiceNow that may adversely affect holders of the notes, except to the limited extent provided under “—Purchase of Notes Upon a Change of Control Repurchase Event.”

The indenture will contain the following principal covenants:

Limitation on Liens

ServiceNow will not incur, and will not permit any of its restricted subsidiaries to incur, any indebtedness secured by a Lien (as defined below) upon (a) any Principal Property of ServiceNow or any of its restricted subsidiaries or (b) any shares of stock or indebtedness of any of its restricted subsidiaries (whether such Principal Property or shares or indebtedness of any restricted subsidiary are now existing or owned or hereafter created or acquired), in each case, unless prior to or at the same time, the notes (together with, at the option of ServiceNow, any other indebtedness or guarantees of ServiceNow or any of its subsidiaries ranking equally in right of payment with the notes or such guarantee) are equally and ratably secured with or, at the option of ServiceNow, prior to, such secured indebtedness.

The foregoing restriction does not apply to:

(1)

Liens on property, shares of stock or indebtedness existing with respect to any person at the time such person becomes a subsidiary of ServiceNow or a subsidiary of any subsidiary of ServiceNow, provided that such Lien was not incurred in anticipation of such person becoming a subsidiary;

(2)

Liens on property, shares of stock or indebtedness existing at the time of acquisition by ServiceNow or any of its subsidiaries or a subsidiary of any subsidiary of ServiceNow of such property, shares of stock or indebtedness or Liens on property, shares of stock or indebtedness to secure the payment of all or any part of the purchase price of such property, shares of stock or indebtedness, or Liens on property, shares of stock or indebtedness to secure any indebtedness for borrowed money incurred prior to, at the time of, or within 18 months after, the latest of the acquisition of such property, shares of stock or indebtedness or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price of the property and related costs and expenses, the construction or the making of the improvements;

(3)	Liens securing indebtedness of ServiceNow or any of ServiceNow’s subsidiaries owing to ServiceNow or any of its subsidiaries;

(4)	Liens existing on the date of the initial issuance of the notes (other than any additional notes);

(5)

Liens on property or assets of a person existing at the time such person is merged into or consolidated with ServiceNow or any of its subsidiaries, at the time such person becomes a subsidiary of ServiceNow, or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a person to ServiceNow or any of its subsidiaries, provided that such Lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction;

(6)	Liens created in connection with a project financed with, and created to secure, a Non-recourse Obligation;

(7)	Liens created to secure the notes;

(8)

Liens imposed by law, such as materialmen’s, workmen’s or repairmen’s, carrier’s, warehousemen’s and mechanic’s Liens and other similar Liens, in each case for sums not yet overdue by more than 30 calendar days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such person with respect to which such person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(9)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(10)	Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature;

(11)

pledges or deposits under workmen’s compensation, unemployment insurance, or similar legislation and liens of judgments thereunder which are not currently dischargeable, or deposits to secure public or statutory obligations, or deposits in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters, or deposits of cash or obligations of the U.S. to secure surety, appeal or customs bonds, or deposits in litigation or other proceedings such as, but not limited to, interpleader proceedings;

(12)

Liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto, landlords’ Liens and other similar Liens none of which interfere materially with the use of the property covered thereby in the ordinary course of business and which do not, in ServiceNow’s opinion, materially detract from the value of such properties;

(13)

Liens in favor of the United States or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens; or

(14)

any extensions, renewals or replacements of any Lien referred to in clauses (1) through (13) without increase of the principal of the indebtedness secured by such Lien (except to the extent of any fees or other costs associated with any such extension, renewal or replacement); provided, however, that any Liens permitted by any of clauses (1) through (13) shall not extend to or cover any property of ServiceNow or any of its subsidiaries, as the case may be, other than the property specified in such clauses and improvements to such property.

Notwithstanding the restrictions set forth in the preceding paragraph, ServiceNow and its restricted subsidiaries will be permitted to incur indebtedness secured by Liens which would otherwise be subject to the foregoing restrictions without equally and ratably securing the notes, provided that, after giving effect to such indebtedness, the aggregate amount of all indebtedness secured by Liens (not including Liens permitted under clauses (1) through (14) above), together with all attributable debt outstanding pursuant to the second paragraph of the “—Limitation on Sale and Leaseback Transactions” covenant described below, does not exceed 15% of the Consolidated Net Tangible Assets of ServiceNow calculated as of the date of the creation or incurrence of the Lien. ServiceNow and its restricted subsidiaries also may, without equally and ratably securing the notes, create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

Limitation on Sale and Leaseback Transactions

ServiceNow will not, and will not permit any of its restricted subsidiaries to, enter into any sale and leaseback transaction for the sale and leasing back of any Principal Property, whether now owned or hereafter acquired, unless:

(1)	such transaction was entered into prior to the date of the initial issuance of the notes (other than any additional notes);

(2)	such transaction was for the sale and leasing back to ServiceNow or any of its wholly owned subsidiaries of any Principal Property by one of its restricted subsidiaries;

(3)	such transaction involves a lease for not more than three years (or which may be terminated by ServiceNow or its subsidiaries within a period of not more than three years);

(4)

ServiceNow would be entitled to incur indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the notes pursuant to the second paragraph of the “—Limitation on Liens” covenant described above; or

(5)

ServiceNow or any restricted subsidiary applies an amount equal to the net proceeds from the sale of such Principal Property to the purchase of other property or assets used or useful in its business (including the purchase or development of other Principal Property) or to the retirement of indebtedness that is pari passu with the notes (including the notes) within 365 days before or after the effective date of any such sale and leaseback transaction, provided that, in lieu of applying such amount to the retirement of pari passu indebtedness, ServiceNow may deliver notes to the trustee for cancellation, such notes to be credited at the cost thereof to it.

Notwithstanding the restrictions set forth in the preceding paragraph, ServiceNow and its restricted subsidiaries may enter into any sale and leaseback transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of all attributable debt with respect to such transactions, together with all indebtedness outstanding pursuant to the third paragraph of the “—Limitation on Liens” covenant described above, does not exceed 15% of the Consolidated Net Tangible Assets of ServiceNow calculated as of the closing date of the sale and leaseback transaction.

Definitions

The indenture contains the following defined terms:

“attributable debt” means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the fair market value of such Principal Property as determined in good faith by ServiceNow’s board of directors, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

“Consolidated Net Tangible Assets” means, as of the time of determination, the aggregate amount of the assets of ServiceNow and the assets of its consolidated subsidiaries after deducting (1) all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets and (2) all current liabilities (excluding deferred revenues), as reflected on the most recent consolidated balance sheet prepared by ServiceNow in accordance with GAAP contained in an annual report on Form 10-K or a quarterly report on Form 10-Q filed or any amendment thereto (and not subsequently disclaimed as not being reliable by ServiceNow) pursuant to the Exchange Act by ServiceNow prior to the time as of which “Consolidated Net Tangible Assets” is being determined or, if ServiceNow is not required to so file, as reflected on its most recent consolidated balance sheet prepared by ServiceNow in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“incur” means issue, assume, guarantee or otherwise become liable for.

“indebtedness” means (without duplication), with respect to any person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments, or representing the balance deferred and unpaid of the purchase price of any property (excluding any balances that constitute accounts payable or trade payables, deferred revenue and other accrued liabilities arising in the ordinary course of business), if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP.

“Lien” means, with respect to any property or assets of any person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any capitalized lease obligation, conditional sales or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Non-recourse Obligation” means indebtedness or other obligations substantially related to (1) the acquisition of assets not previously owned by ServiceNow or any direct or indirect subsidiaries of ServiceNow or (2) the financing of a project involving the development or expansion of properties of ServiceNow or any direct or indirect subsidiaries of ServiceNow, as to which the obligee with respect to such indebtedness or obligation has no recourse to ServiceNow or any direct or indirect subsidiary of ServiceNow or such subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

“Principal Property” means the land, improvements, buildings and fixtures owned by ServiceNow or any of its wholly-owned domestic subsidiaries that constitutes ServiceNow’s (i) principal offices in Santa Clara, California, and (ii) any research and development facility and any service and support facility (in each case including associated office facilities) located within the territorial limits of the States of the United States of America, except (in the case of (ii)) (a) such as ServiceNow’s board of directors (or authorized committee thereof) by resolution determines in good faith (taking into account, among other things, the importance of such property to the business, financial condition and earnings of ServiceNow and its subsidiaries taken as a whole) not to be of material importance to ServiceNow’s and its subsidiaries’ business, taken as a whole or (b) has a net book value that, on the date of determination as to whether a property is a Principal Property is being made, is less than 0.75% of Consolidated Net Tangible Assets.

“restricted subsidiary” means any domestic subsidiary that owns any Principal Property other than:

(1)	Any subsidiary primarily engaged in financing receivables or in the finance business; or

(2)	Any of our less than 80%-owned subsidiaries if the common stock of such subsidiary is traded on any national securities exchange or on the over-the-counter markets.

“subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of that date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

Events of Default

Each of the following is an “event of default” under the indenture with respect to the notes:

(1)

default in the payment of any interest on any note when it becomes due and payable, and the continuance of such default for a period of 30 days or more (unless the entire amount of such payment is deposited by ServiceNow with the trustee or a paying agent prior to the expiration of such 30 day period);

(2)	default in the payment of the principal of or any premium, if any, on any note when due at its maturity, upon optional redemption as set forth under “—Optional Redemption” or otherwise;

(3)

failure by ServiceNow to repurchase notes tendered for repurchase following the occurrence of a change of control repurchase event in accordance with the covenant set forth under “—Purchase of Notes Upon a Change of Control Repurchase Event”;

(4)

defaults in the observance or performance of any other covenant by ServiceNow in the indenture (other than those referred to in (1), (2) or (3) above), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in aggregate principal amount of the notes then outstanding as provided in the indenture;

(5)	certain events in bankruptcy, insolvency or reorganization with respect to ServiceNow; and

(6)

(a) failure by ServiceNow to make any payment at maturity, including any applicable grace period, on any indebtedness of ServiceNow (other than indebtedness of ServiceNow owing to any of its subsidiaries) outstanding in an amount in excess of $50 million and continuance of this failure to pay or (b) a default on any indebtedness of ServiceNow (other than indebtedness owing to any of its subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $50 million without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above, for a period of 30 days after written notice thereof to ServiceNow by the trustee or to ServiceNow and the trustee by the holders of not less than 25% in principal amount of outstanding notes (including any additional notes); provided, however, that if any failure, default or acceleration referred to in clause (a) or (b) above ceases or is cured, waived, rescinded or annulled, then the event of default will be deemed cured.

Remedies If an Event of Default Occurs

The indenture provides that if an event of default has occurred with respect to the notes (other than an event of default arising under clause (5) above) and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the entire principal amount of all the notes then outstanding to be immediately due and payable. This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization with respect to us, the principal amount of all the notes will be automatically accelerated, without any action by the trustee or any holder. At any time after the principal of the notes shall have been declared due and payable, and before any judgment or decree for the payment of the amount due shall have been obtained or entered for the notes as provided in the indenture, the holders of a majority in principal amount of outstanding notes may by written notice to us and the trustee may, on behalf of the holders of the notes, rescind and annul such acceleration and its consequences if:

(1)

we have paid or caused to be paid or deposited with the trustee an amount sufficient to pay all matured installments of interest upon the notes and the principal of and premium, if any, on the notes that shall have become due otherwise than by acceleration (with interest upon such principal and premium, if any, and, to the extent that such payment is enforceable under applicable law, upon overdue installments of interest, at the rate expressed in the notes to the date of such payment or deposit), and

(2)

any and all events of default under the indenture with respect to the notes, other than the nonpayment of accelerated principal on the notes that shall have become due solely by such declaration of acceleration, shall have been cured or waived as provided in the indenture.

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee must exercise such rights and powers vested in it as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of the notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

No holder of the notes will have any right (by virtue or by availing of any provision of the indenture to institute any action or proceeding at law or in equity or in bankruptcy or otherwise) to institute any judicial or other proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy unless:

(1)	such holder shall have given the trustee written notice that an event of default has occurred and remains uncured;

(2)

the holders of not less than 25% in principal amount of outstanding notes have made a written request that the trustee take action because of the event of default, and offer security or indemnity to the trustee against the costs, losses, expenses and other liabilities of taking that action; and

(3)

the trustee has failed to take action for 60 days after receipt of the above notice and offer of security or indemnity and during such 60-day period, the trustee has not received a contrary instruction from holders of a majority in principal amount of outstanding notes.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your notes on or after the due date of that payment.

Modifications of the Indenture

Without the consent of the holders of the notes, the Company and the trustee may amend or supplement the indenture for any of the following purposes:

(1)	to cure any ambiguity, defect or inconsistency in the indenture or the notes;

(2)

to make such other provisions in regard to matters or questions arising under the indenture or under any supplemental indenture as our board of directors may deem necessary or desirable, and which does not in each case adversely affect the interests of the holders of the notes;

(3)	to comply with covenants in the indenture regarding mergers and sales of assets;

(4)	to provide for uncertificated notes in addition to or in place of certificated notes;

(5)	to add to the covenants of the Company or add any additional events of default for the benefit of the notes, or secure the notes;

(6)	to provide for the issuance of and establish the form and terms and conditions of the notes as permitted by the indenture;

(7)	to evidence and provide for a successor trustee and add to or change the provisions of the indenture to provide for or facilitate the administration of the trusts under the indenture; or

(8)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

In addition, with the consent of the holders of not less than a majority in principal amount of outstanding notes affected by the amendments, the Company and the trustee may amend the indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of the notes; provided, however, that no such amendment or supplement, without the consent of the holder of each note affected thereby, shall:

(1)	change the stated maturity of the principal of, or any installment of principal of or interest on, any notes;

(2)	reduce the principal amount of or the rate of interest thereon or any premium payable upon redemption of any notes;

(3)

reduce the amount of the principal of any note which would be due and payable at maturity or upon a declaration of acceleration of the maturity, a redemption or a change of control or following an event of default;

(4)	change the place or currency of payment for the notes;

(5)	waive a redemption payment with respect to any note, or change any of the provisions with respect to the redemption of any notes;

(6)	impair the holder’s right to sue for the enforcement of any payment on or with respect to the notes;

(7)	reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required to amend or supplement the indenture or the notes;

(8)

reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences provided for therein; or

(9)

modify any other aspect of the provisions dealing with modification and waiver of the indenture, except to increase any such percentage required for any modification or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each note affected thereby.

Same-Day Settlement and Payment

The notes will trade in the same-day funds settlement system of DTC until maturity or until ServiceNow issues the notes in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. ServiceNow can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Book-Entry; Delivery and Form; Global Notes

The notes will be represented by one or more global notes in definitive, fully registered form without interest coupons. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

Investors may hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of notes represented by interests in a global note will not be entitled to receive their notes in fully registered certificated form.

DTC has advised as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of Beneficial Interests

Upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture, the notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive certificated notes and will not be considered to be the owners or holders of any notes under the global note. ServiceNow understands that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of physical certificate of that interest.

All payments on the notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

ServiceNow expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. ServiceNow also expects that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither ServiceNow, the underwriters, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

Unless and until it is exchanged in whole or in part for certificated notes, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

ServiceNow expects that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Although ServiceNow expects that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither ServiceNow, the underwriters, nor the trustee will have any responsibility for the performance or nonperformance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Under certain circumstances described in the accompanying prospectus, DTC may exchange the global notes for notes in certificated form of like tenor and of an equal principal amount, in authorized denominations. These certificated notes will be registered in such name or names as DTC shall instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that ServiceNow believes to be reliable, but ServiceNow does not take responsibility for its accuracy.

Euroclear and Clearstream, Luxembourg

If the depositary for a global security is DTC, you may hold interests in the global notes through Clearstream Banking, S.A.., which is referred to as “Clearstream, Luxembourg,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which is referred to as “Euroclear,” in each case, as a participant in DTC. Euroclear and Clearstream, Luxembourg will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. ServiceNow has no control over those systems or their participants, and it takes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

Wells Fargo Bank, National Association is the trustee under the indenture and has also been appointed by ServiceNow to act as registrar, transfer agent and paying agent for the notes. ServiceNow and its affiliates maintain various commercial and service relationships with the trustee and its affiliates in the ordinary course of business, including asset and investment management and insurance services. Wells Fargo Bank, National Association will have no responsibility or liability with respect to any information, statement or recital in any prospectus or other disclosure material prepared or distributed with respect to the issuance of the notes. Under no circumstances will the trustee be liable in its individual capacity for the obligations evidenced by the notes. The trustee will not be bound to ascertain or inquire as to the performance or observance of any covenants, conditions, or agreements on the part of ServiceNow. Neither the trustee nor any agent will be responsible for monitoring ServiceNow’s rating status, making any request upon any rating agency, or determining whether any rating decline has occurred. Wells Fargo Bank, National Association, in each of its capacities, including without limitation as trustee, security registrar and paying agent assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this prospectus supplement or related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of U.S. federal income tax considerations generally applicable to the purchase, ownership and disposition of the notes. This discussion applies only to a Non-U.S. holder (as defined below) that acquires the notes pursuant to this offering at the initial offering price and holds the notes as capital assets for U.S. federal income tax purposes. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax law, such as financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal income tax purposes (and investors in such entities), U.S. holders of notes, dealers in securities or currencies, expatriates, persons deemed to sell the notes under the constructive sale provisions of the Code and persons that hold the notes as part of a straddle, hedge, conversion transaction or other integrated investment. Furthermore, this discussion does not address considerations relating to the alternative minimum tax, the Medicare tax, any U.S. federal estate or gift tax consequences or any state, local or foreign tax consequences. Prospective investors should consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of the purchase, ownership and disposition of the notes. No assurance can be given that the Internal Revenue Service (the “IRS”) would not assert, or that a court would not sustain, a position contrary to any of those set forth below.

Each prospective investor in the notes should consult their tax advisor as to the particular U.S. federal income tax consequences to them of owning and disposing of the notes, as well as the effects of other U.S. federal tax laws or state, local and non-U.S. tax laws.

For purposes of this discussion, “Non-U.S. holder” means a beneficial owner of the notes that is not, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation (or other entity subject to tax as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state or political subdivision thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more United States persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person; or

•	a partnership or other pass-through entity.

If an entity or arrangement, domestic or foreign, that is treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes, you should consult your tax advisor.

Payments of Interest

Subject to the discussion of FATCA, below, the 30% U.S. federal withholding tax will not be applied to any payment of interest on a note to a non-U.S. holder provided that:

•	such interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

•

the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (directly, indirectly or constructively) through stock ownership; and

•	the non-U.S. holder certifies to its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form).

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides the applicable withholding agent with a properly executed (1) IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and includible in the non-U.S. holder’s gross income. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then (although the non-U.S. holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied) the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Sale, Exchange, Redemption and Other Disposition of the Notes

Subject to the discussion below regarding FATCA, any gain recognized by a non-U.S. holder on the sale, exchange, redemption and repurchase or other taxable disposition of a note will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

If a non-U.S. holder’s gain is described in the first bullet point above, such holder will be subject to tax at regular graduated U.S. federal income tax rates on the net gain recognized, generally in the same manner as if such holder were a U.S. holder. If a non-U.S. holder is a foreign corporation that recognizes gain described in the first bullet point above, such holder may also be subject to the branch profits tax equal to 30% (or such lower rate as may be prescribed under an applicable U.S. income tax treaty) of its effectively connected earnings and profits. If a non-U.S. holder is described in the second bullet point above, such holder will be subject to a flat 30% tax on the gain recognized (which gain may be offset by certain U.S.-source capital losses), even though the holder is not considered a resident of the United States. Any amounts which a non-U.S. holder receives on a sale, exchange, redemption, repurchase, or other taxable disposition of a note which are attributable to accrued interest will be taxable as interest subject to the rules described above under “Payments of Interest.”

FATCA

The Foreign Account Tax Compliance Act, or “FATCA,” generally imposes withholding at a 30% rate in certain circumstances on interest paid on notes that are held by or through (i) a “foreign financial institution”

(within the meaning of the Code), whether such entity is the beneficial owner or an intermediary, unless such entity enters into, and complies with, an agreement with the IRS to report on an annual basis its “United States account” holders (within the meaning of the Code) and meets withholding and certain other specified requirements; or (ii) a “non-financial foreign entity” (within the meaning of the Code), whether such entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any “substantial United States owners” (within the meaning of the Code) or provides certain information with respect to each substantial U.S. owner and complies with certain other requirements. Accordingly, the entity through which the notes are held will affect the determination of whether withholding under FATCA is required. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. We will not pay any additional amounts to non-U.S. holders in respect of any amounts withheld. Investors should consult with their own tax advisors regarding these rules in their particular situations.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of notes set forth opposite their names below:

Underwriters	Principal Amount of Notes
Barclays Capital Inc.	$300,000,000
Citigroup Global Markets Inc.	300,000,000
J.P. Morgan Securities LLC	360,000,000
Goldman Sachs & Co. LLC	105,000,000
Morgan Stanley & Co. LLC	105,000,000
RBC Capital Markets, LLC	105,000,000
Wells Fargo Securities, LLC	105,000,000
BNP Paribas Securities Corp.	30,000,000
HSBC Securities (USA) Inc.	30,000,000
Mizuho Securities USA LLC	30,000,000
Siebert Williams Shank & Co., LLC	30,000,000

Total	$1,500,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer part of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of 0.400% of the principal amount of the notes. Any such dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount not to exceed 0.250% of the principal amount of the notes. After the initial offering of the notes, the offering prices and other selling terms may from time to time be varied by the representatives. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering:

Paid by Us
Per Note	0.650%

Total	$9,750,000

Expenses associated with this offering to be paid by us, other than the underwriting discount, are estimated to be approximately $3.5 million.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. The underwriters may also impose a penalty bid. This occurs when a certain underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us. Such underwriters and their affiliates have received, and may receive in the future, customary fees, expenses and commissions for these activities and services. The trustee, Wells Fargo Bank, National Association, is an affiliate of Wells Fargo Securities, LLC, one of the underwriters. In addition, certain of the underwriters acted as initial purchasers in connection with our 2022 convertible notes offering and received customary fees related thereto. Certain of the underwriters or their respective affiliates were also counterparties to the convertible note hedge and warrant transactions we entered into in connection with our 2022 convertible notes offering, which convertible note hedge and warrant transactions may be unwound (in whole or in part) in negotiated transactions in connection with any of our repurchases of our 2022 convertible notes. We engaged one of the underwriters (and/or its affiliates) in connection with the repurchases of our 2022 convertible notes and the underwriter received customary fees related thereto.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. If any of the underwriters or their respective affiliates have a lending relationship with us, certain of those underwriters or their respective affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

It is expected that delivery of the notes will be made against payment therefor on or about August 11, 2020, which is the 3rd business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing should consult their own advisors.

Selling Restrictions

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area and United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area or in the United Kingdom. For these purposes:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)

a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”); and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the European Economic Area or the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the European Economic Area or the United Kingdom may be unlawful under the PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any Member State of the European Economic Area or in the United Kingdom will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

The underwriters have represented and agreed that:

(a)

they have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b)	they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to any notes in, from or otherwise involving the United Kingdom.

The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the FSMA (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this prospectus supplement, the accompanying prospectus and any related free writing prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or any related free writing prospectus or any of their contents.

Hong Kong

Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

Each underwriter has acknowledged that neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than:

(a)

to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b)

to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(d)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(e)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

(f)

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of the notes, the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

Neither this prospectus supplement nor the accompanying prospectus is intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

LEGAL MATTERS

Certain legal matters in connection with the offering of the notes will be passed upon for ServiceNow, Inc. by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California, and for the underwriters by Davis Polk & Wardwell LLP, Menlo Park, California.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are made available to the public through the SEC’s website at www.sec.gov and through our website at www.servicenow.com. The information provided on, or accessible through, our website is not part of this prospectus supplement and, therefore, is not incorporated herein by reference.

This prospectus supplement is part of a registration statement on Form S-3 that we filed with the SEC, using a “shelf” registration process under the Securities Act, relating to the securities to be offered. This prospectus supplement does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to ServiceNow and the notes offered by this prospectus supplement, reference is hereby made to the registration statement. The registration statement, including the exhibits thereto, may be obtained at the SEC’s website set forth above. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. Any statement contained or incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. We incorporate by reference the documents listed below (except as specifically set forth below, other than information that we have furnished on Form 8-K, which information is expressly not incorporated by reference herein):

•

The portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April  24, 2020 that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019;

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 20, 2020;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020 and June 30, 2020, filed with the SEC on April 30, 2020 and July 30, 2020, respectively; and

•	Our Current Reports on Form 8-K filed with the SEC on March 27, 2020, June 19, 2020 and July 29, 2020 (other than information “furnished” and not deemed to be “filed” in such Current Report).

All documents that we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act on or subsequent to the date of this prospectus supplement, including on a Current Report on Form 8-K with respect to certain exhibits to the registration statement in connection with this offering, and, in all events, prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus supplement and to be a part of this prospectus supplement from the respective dates of filing of such documents, except for information furnished under Item 2.02 and Item 7.01 of Form 8-K and related exhibits, which is not deemed filed and not incorporated by reference herein.

You may request a copy of any document we incorporate by reference, except exhibits to the documents (unless the exhibits are specifically incorporated by reference), at no cost, by writing or calling us at:

ServiceNow, Inc.

2225 Lawson Lane

Santa Clara, California 95054

Attention: Corporate Secretary

PROSPECTUS

SERVICENOW, INC.

Common Stock

Preferred Stock

Debt Securities

Warrants

We may, from time to time, offer to sell common stock, preferred stock, debt securities or warrants. We refer to our common stock, preferred stock, debt securities and warrants collectively as the “securities.” The securities we may offer may be convertible into or exercisable or exchangeable for other securities. We may offer the securities separately or together, in separate classes, series and in amounts, at prices and on terms that will be determined at the time the securities are offered.

In addition, from time to time, the selling securityholders to be named in a prospectus supplement may offer our securities. We will not receive any of the proceeds from the sale of securities by the selling securityholders.

This prospectus describes some of the general terms that may apply to these securities. Each time securities are sold, the specific terms and amounts of the securities to be offered, and any other information relating to the specific offering and, if applicable, the selling securityholders, will be set forth in a supplement to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in any of the securities. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

We or any selling securityholder may offer and sell these securities to or through one or more underwriters, dealers and agents, directly to purchasers, or through other means, on a continuous or delayed basis. If any underwriters are involved in the sale of any securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or may be calculable from the information set forth, in the accompanying prospectus supplement.

Our common stock is listed on The New York Stock Exchange under the symbol “NOW.”

Investing in our securities involves a high degree of risk. You should carefully consider the “Risk Factors” which may be included in any prospectus supplement or which are incorporated by reference into this prospectus and described under the heading “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 4, 2018.

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the SEC), using a “shelf” registration process. Under this process, we and/or the selling securityholders to be named in a prospectus supplement may sell any combination of the securities described in this prospectus from time to time in one or more offerings. Before purchasing any securities, you should carefully read this prospectus and any prospectus supplement together with the additional information described under the heading “Information Incorporated by Reference.” We have not authorized anyone to provide you with different or additional information.

This prospectus only provides you with a general description of the securities that we may offer. Each time we or the selling securityholders sell securities pursuant to this prospectus, we or the selling securityholders, as the case may be, will provide a prospectus supplement that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered, and, if applicable, the selling securityholders. In addition, the prospectus supplement may also add, update or change the information contained in this prospectus. If this prospectus is inconsistent with the prospectus supplement, you should rely upon the prospectus supplement.

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

The information in this prospectus or any prospectus supplement, as well as the information incorporated by reference herein or therein, is accurate only as of the date thereof, unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus, any accompanying prospectus supplement, or any related free writing prospectus, or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless expressly indicated or the context requires otherwise, the terms “ServiceNow,” “we,” “us,” and “our” in this prospectus, in any accompanying prospectus supplement, or the documents incorporated by reference refer to ServiceNow, Inc., a Delaware corporation, and, where appropriate, its consolidated subsidiaries.

SERVICENOW, INC.

ServiceNow is a leading provider of enterprise cloud computing solutions that define, structure, manage and automate services for global enterprises. We help our customers improve service quality and reduce costs while scaling and automating their businesses.

We were incorporated as Glidesoft, Inc. in California in June 2004 and changed our name to Service-now.com in February 2006. In May 2012, we reincorporated in Delaware as ServiceNow, Inc. Our principal executive offices are located at 2225 Lawson Lane, Santa Clara, California 95054, and our telephone number is (408) 501-8550. Our website is http://www.servicenow.com. Information contained on our website does not constitute part of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making a decision to invest in our securities, you should carefully consider the risks described under “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and discussed under “Part I, Item 1A. Risk Factors” contained in our most recent annual report on Form 10-K and in “Part II, Item 1A. Risk Factors” in our most recent quarterly report on Form 10-Q filed subsequent to such Form 10-K, as well as any amendments thereto, which are incorporated by reference into this prospectus and the applicable prospectus supplement in their entirety, together with other information in this prospectus and the applicable prospectus supplement, the documents incorporated by reference herein and therein, and any free writing prospectus that we may authorize for use in connection with a specific offering. See “Where You Can Find Additional Information.”

FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement, including the documents incorporated by reference herein and therein, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in or incorporated by reference in this prospectus and any prospectus supplement other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in the “Risk Factors” section incorporated by reference herein. Moreover, we operate in a highly competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this prospectus and any prospectus supplement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to review any additional disclosures we make in the documents we subsequently file with the SEC that are incorporated by reference in this prospectus and any prospectus supplement. See “Where You Can Find Additional Information.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our deficiency of earnings available to cover fixed charges for the years ended December 31, 2017, 2016, 2015, 2014 and 2013. The ratio of earnings to fixed charges is not disclosed given that our earnings were insufficient to cover fixed charges for such periods.

For purposes of computing the ratio of earnings to fixed charges, earnings consists of loss before income taxes plus fixed charges (excluding capitalized interest). Fixed charges represent interest expense, amortization of debt discount and issuance costs, and estimated interest component of rental expense. The deficiency of earnings available to cover fixed charges is computed by subtracting interest capitalized from the loss before income taxes.

For the periods presented in the table below, we did not have any shares of preferred stock outstanding and did not declare, and were not otherwise required to pay, any dividends on preferred stock. Accordingly, the deficiency of earnings available to cover fixed charges and preferred dividends for any given period is equivalent to the deficiency amounts shown below :

	Year Ended December 31,
	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges	—	—	—	—	—
Deficiency of earnings available to cover fixed charges (in thousands)	$149,004	$450,051	$192,966	$175,468	$71,197

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of our securities offered hereby. Unless otherwise indicated in the applicable prospectus supplement, we currently intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes; however, we do not currently have any specific uses of the net proceeds planned. General corporate purposes may include acquisitions, repayment of debt, investments, additions to working capital, capital expenditures, repurchases of common stock and advances to or investments in our subsidiaries. Pending the use of net proceeds, we intend to invest these funds in investment-grade, interest-bearing securities, or hold as cash. We will not receive any of the proceeds from the sale of securities by selling securityholders.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in an amendment to the registration statement of which this prospectus is a part, or in filings we make with the SEC under the Exchange Act, which are incorporated by reference.

PLAN OF DISTRIBUTION

We and any selling securityholder may offer and sell the securities being offered hereby in one or more of the following ways from time to time:

•	to or through underwriters;

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions other than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

We will identify the specific plan of distribution, including any underwriters, dealers, agents, or other purchasers, persons, or entities and any applicable compensation, in a prospectus supplement, in an amendment to the registration statement of which this prospectus is a part, or in other filings we make with the SEC under the Exchange Act, which are incorporated by reference.

DESCRIPTION OF SECURITIES

We may offer shares of common stock, preferred stock, debt securities or warrants. We will set forth in the accompanying prospectus supplement a description of the common stock, preferred stock, debt securities or warrants that may be offered under this prospectus. Each time we offer securities with this prospectus, the terms of that offering, including the specific amounts, prices and terms of the securities offered, and, if applicable, information about the selling securityholders, will be contained in the applicable prospectus supplement and other offering materials relating to such offering or in other filings we make with the SEC under Exchange Act, which are incorporated by reference.

LEGAL MATTERS

Unless otherwise stated in any accompanying prospectus supplement, Fenwick & West LLP, Mountain View, California, will opine as to the legality of the securities offered under this prospectus. As appropriate, legal counsel representing any underwriters, dealers, agents or selling securityholder will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Item 9A. Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of ServiceNow, Inc. for the year ended December 31, 2017, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information required to be included. This means that we can disclose important information to you by referring you to those documents where the information resides. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), on or after the date of this prospectus (other than information “furnished” under any current report or otherwise “furnished” to the SEC, and XBRL-related information, unless otherwise stated) until the termination of the registration statement of which this prospectus is a part:

•	Our Annual Report on Form 10-K, filed on February 28, 2018, for the year ended December 31, 2017;

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 26, 2018;

•	Our Current Report on Form 8-K filed with the SEC on April 25, 2018 (other than information “furnished” and not deemed to be “filed” in such Current Report); and

•

The description of our common stock as set forth in our registration statement on Form 8-A (File No. 001-35580), which was filed on June 19, 2012 pursuant to Section 12 of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

You may obtain any of the documents incorporated by reference through the SEC or the SEC’s website as described above. You may also obtain copies of these documents, other than exhibits (except to the extent such exhibits are specifically incorporated by reference into such documents), free of charge by contacting our investor relations department at our principal executive offices located at 2225 Lawson Lane, Santa Clara, California 95054, telephone number (408) 501-8550, or through our website at www.servicenow.com. Information contained on our website is not a part of this prospectus and is not incorporated by reference into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, as well as registration and proxy statements and other information, with the SEC. These documents may be read and copied at the Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. You can get further information about the SEC’s Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy, registration and information statements and other information regarding registrants like us that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, as amended (the Securities Act). As permitted by the SEC, this prospectus does not contain all the information in the registration statement filed with the SEC. For a more complete understanding of any offering made under this prospectus and any applicable prospectus supplement, you should refer to the complete registration statement on Form S-3 that may be obtained from the locations described under “Information Incorporated by Reference” above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

$1,500,000,000

1.400% Notes due 2030

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays	Citigroup	J.P. Morgan

Goldman Sachs & Co. LLC	Morgan Stanley	RBC Capital Markets	Wells Fargo Securities

Co-Managers

BNP PARIBAS	HSBC	Mizuho Securities	Siebert Williams Shank

August 6, 2020